EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into as of May 1, 2011, by and between Westbridge Research Group, a California corporation (the “Company”), and Christine Koenemann, an individual (“Executive”), with reference to the following facts:

A.           Executive currently serves as President, Secretary and Chief Financial Officer of Company.

B.           Company and Executive desire to continue the employment of Executive as President, Secretary and Chief Financial Officer of Company for a term of years and on certain other terms as stated herein.

NOW, THEREFORE, in consideration of the foregoing facts and the mutual agreements set forth below, the parties agree as follows:

1.           EMPLOYMENT; TERM.  Company hereby employs Executive, and Executive hereby accepts employment as President, Secretary and Chief Financial Officer of the Company, for a period commencing May 1, 2011 and ending November 30, 2014 (the “Term of Employment”).  Executive also will serve in the same capacity for Westbridge Agricultural Products at no additional consideration.

2.           DUTIES

2.1           Executive’s duties shall include the responsibilities of the President, Secretary and Chief Financial Officer of Company and, subject to control of the Board of Directors, to generally supervise, direct and control the business of Company.  Executive shall also have the general powers and duties of management usually vested in the office of the President, Secretary and Chief Financial Officer of a corporation and shall have such other similar powers and duties as from time to time may be prescribed by the Board of Directors or the Bylaws.

2.2           Executive shall devote substantially all of her productive time and her best efforts, knowledge, and skill to the operation, promotion, and advancement of Company’s business, and to the proper and efficient discharge of her duties as described herein.  Executive further covenants and agrees that she will not, directly or indirectly, engage or participate in any activities at any time during the term of her employment in conflict with the best interest of Company.

2.3           During the term of this Agreement, Executive will not directly compete with the Company’s business, whether alone, as a partner, or as an officer, director, executive, or shareholder of any other corporation, or as a trustee, a fiduciary, or other representative of any other entity which is in direct competition with the Company.

3.           COMPENSATION

3.1           Salary and Benefits.  Company shall pay Executive a salary of $150,000 per annum (“Base Salary”), which shall be payable in the intervals consistent with the Company’s normal payroll schedules.  The Base Salary will be reviewed annually by the Board of Directors or the Board’s Compensation Committee, but in no event may the Base Salary be reduced by more than ten percent (10%) in any year without the written agreement of Executive.

 3.2           Bonus.  See Exhibit “A”.

 3.3           Options.  See Exhibit “B”.

 3.4           Taxes.  All compensation will be subject to the customary withholding tax and other employment taxes as required with respect to compensation paid by an employer to an Executive.

4.           BENEFITS

4.1           Executive shall be entitled to normal executive medical, dental, long-term disability, and life insurance as the Company may have in place from time to time.  The Company will pay for the medical and dental insurance coverage of Executive’s dependents if such payment is in accordance with Company’s policy.

4.2           Executive shall be entitled to such vacation and personal leave time as permitted by the Company pursuant to its policies.  The timing and duration of any vacation shall be subject to the prior written notice to the Board of Directors.

4.3           Executive shall be eligible to participate in and be covered by any pension, insurance, reimbursement, supplemental disability, and other plans maintained by the Company from time to time.

4.4           The Company shall pay on Executive’s behalf or reimburse Executive for reasonable expenses incurred in connection with her employment including any business travel, dues, cost of attending industry conventions, meetings, and entertainment expenses for entertainment aiding the development of the Company.  Executive agrees to submit receipts and other documentation to support the above expenses as a condition of reimbursement therefore.

4.5           If this Agreement is terminated other than by the death of Executive, Executive shall have the right to assume the key-person insurance policy that the Company has in place, if any, assuming such policy so permits.

4.6           During the term of this Agreement, the Company shall reimburse Executive an amount of up to $2,500 for legal expenses and other expenses incurred by Executive in her estate planning.

5.           TERMINATION

5.1           Executive may voluntarily terminate her employment upon giving to Company not less than one hundred twenty (120) days written notice of Executive’s intention to do so.

5.2           This Agreement shall terminate upon the earlier of date of death, the date when Executive becomes “completely disabled” as that term is defined in Section 6 below, the expiration of the Term of Employment, or as otherwise permitted by law.  In the event of death or disability, the Company shall continue Executive’s salary for six (6) months from the date of death or complete disability.  In the event of complete disability, the amount of salary continuation shall be reduced by the amount of any disability payments made to Executive under the Company’s insurance policy.  In addition, any stock options granted to Executive prior to death or complete disability which would normally vest during the twelve (12) months following such death or disability shall vest and may be exercised in accordance with the term of the options.

5.3           The Company may terminate this Agreement for cause during the Term of Employment by written notice given to Executive, effective immediately or any later date specified by Company, in any of the following events:

(a)           conviction in a court of competent jurisdiction regarding any violation of law or regulation by Executive which affects adversely the ability of Executive to perform her duties, obligations and responsibilities herein or the good name, goodwill or reputation of Company,

(b)           the failure of Executive to carry out the reasonable directions of Company’s Board of Directors, or

(c)           for any reason specified in California Labor Code Section 2924, a copy of which is attached hereto as Exhibit “C”.

There shall be no severance pay in the event of termination for cause.

5.4           The Company may terminate the Agreement at any time without cause, with or without notice.  In such an event the Company will pay to the Executive an amount as if it were a termination for a Change in Control occurring within the first twenty four months of the Change in Control (defined hereafter) under Section 8 of this Agreement.  This amount may be paid over time in accordance with the Company’s regular payroll schedule as if Executive were still employed. Also Executive will be entitled to receive the insurance benefits as set forth in Section 8(d).

6.           DEATH OF DISABILITY DURING TERM OF EMPLOYMENT.  The term “completely disabled” as used herein shall mean the inability of the Executive to perform her duties hereunder for the reason that she has become permanently disabled within the meaning of any policy of disability income insurance covering Executives of the Company then in force.  In the event the Company has no policy of disability income insurance covering the executives of the Company in force when Executive becomes disabled, the term “completely disabled” shall mean the inability of Executive to perform her duties hereunder by reason of any incapacity, physical or mental, which the Board of Directors of the Company, based upon medical advice or opinion provided by a licensed physician acceptable to said Board of Directors of the Company, determines to have incapacitated Executive from satisfactorily performing all of her usual services for the Company during the foreseeable future, taking into account the essential functions of Executive’s position and the existence of reasonable accommodation, if any, to permit Executive to perform these duties.  The action of said Board of Directors shall be final and binding and the date such action is taken shall be the date of such complete disability for purposes of termination of this Agreement.

7.           EXECUTIVE’S DUTIES ON TERMINATION.  Upon termination of this Agreement, Executive shall deliver promptly to the Company all equipment, notebooks, property, documents, memoranda, reports, files, books, correspondence, lists, or other written or graphic records and the like, relating to the Company’s business, which are or have been in Executive’s possession or under her control.

8.           CHANGE IN CONTROL

(a)           For purposes of this Agreement, a “Change in Control” of the Company shall mean an event or series of events of a nature that at such time (i) any “person” (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as determined under Rule 13d of such Act) directly or indirectly, of voting securities of the Company representing fifty percent (50%) or more of the Company’s outstanding voting securities or right to acquire such securities, or (ii) a plan of reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or similar transaction occurs in which the Company is not the resulting entity.

(b)           If a Change in Control has occurred, Executive shall be entitled to the benefits provided in Subsections (c) and (d) below, upon Executive’s subsequent termination of regular employment at any time within thirty-six (36) months following the Change in Control due to (i) termination of Executive’s employment (other than termination for cause as set forth in Section 5.3 of the Agreement) or (ii) Executive’s resignation following any material adverse change in or loss of title, office or significant authority or responsibility, material reduction in Base Salary or benefits (excluding bonus) or relocation of the Executive’s principal place of employment by more than twenty (20) miles from its location at the time of the Change in Control.

(c)           Upon Executive’s entitlement to benefits under Subsection (b), (i) if the termination is within the first twenty-four month period following the Change in Control, the Company shall pay Executive, or in the event of Executive’s subsequent death or disability, Executive’s beneficiaries, estate or other representative, a sum equal to three (3) full years Base Salary from the date of termination, and if the termination is within twenty five to thirty-six months following the Change in Control, a sum equal to two (2) full years Base Salary from the date of termination, in both cases less all required and applicable withholding regardless of the remaining term under the Agreement; and (ii) any unvested stock options and related rights shall immediately vest and shall be exercisable for a period of three (3) years from the date of termination.  The amount referenced in (i) above, shall be paid in a lump sum due within ten (10) days of the date of termination or resignation.

(d)           Upon the occurrence of a Change in Control followed by Executive’s termination of employment or resignation (other than termination for cause), the Company and its successors or assigns shall cause to be continued life, medical and disability coverage substantially identical to the coverage maintained by the Company for Executive prior to Executive’s termination or resignation.  Such coverage and payment shall cease upon the expiration of thirty six (36) full calendar months from the date of termination or resignation.  Nothing in this provision is intended to restrict or limit Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act, commonly known as COBRA.

(e)           In the event that any amount due hereunder constitutes an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1985, the Company and Executive shall meet in good faith to minimize the adverse tax consequences to Executive.

9.           CONFIDENTIALITY AGREEMENT AND FUTURE INVENTIONS.  Executive has previously executed a Proprietary Information and Inventions Agreement dated ___________, which shall remain in full force and effect.

10.           ASSIGNMENT AND BINDING EFFECT.  This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, administrators and legal representatives.  Neither this Agreement nor the rights or obligations hereunder shall be assignable by Executive.  The rights and obligations hereunder shall inure to the benefit of and be binding upon the successors, assigns, and legal representatives of the Company.

11.           NOTICES.  All notices or demands of any kind required or permitted to be given by the Company or Executive hereunder shall be given in writing and shall be delivered personally (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, as follows:

If intended for the Company: If intended for the Executive:	Westbridge Research Group 1260 Avenida Chelsea Vista, CA 92081-8315 Attn: Chairman Christine Koenemann __________________________ __________________________

Any such written notice shall be deemed received when personally delivered (and receipted for) or on the fourth (4th) day following its deposit in the United States Mail, as specified herein.  Any Party may change the address to which notice is intended for it; such change of address shall be sent by a notice to the other party given in the manner specified in this section.

12.           CHOICE OF LAW.  This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

13.           INTEGRATION.  This Agreement contains the entire agreement of the parties and cannot be amended or modified except by written agreement between Executive and the Company.

14.           WAIVER.  No term or condition of this Agreement or the breach thereof shall be deemed waived, except by written consent of the Party against whom the waiver is claimed and any waiver or any condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other covenant, term or condition.

15.           EXISTING AGREEMENT; SEVERABILITY.  The existing Employment Agreement between the parties dated December 1, 2008 is hereby terminated and replaced by this Agreement.  The unenforceability, invalidity, or illegality of any provision in this agreement shall not render any other provision in this Agreement unenforceable, invalid, or illegal.

16.           INTERPRETATION; CONSTRUCTION.  The captions of the sections of this Agreement are for convenience only and shall not be deemed to be relevant in resolving any question of interpretation or construction of this Agreement.  This Agreement shall not be interpreted for or against any party on the basis that a Party drafted the Agreement or caused it to be drafted.

17.           REPRESENTATIONS AND WARRANTIES.  Executive represents and warrants that she is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that her execution and performance of this Agreement is not a violation or breach of any other agreement between Executive and any other person or entity.

18.           ARBITRATION.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof, the employment of Executive by the Company, or relating to the termination of that employment, including all claims in tort or contract, pursuant to statute or otherwise, and including any claim as to the arbitrability of any claim or controversy and any claim for rescission, shall be settled by binding arbitration before a single, neutral arbitrator in San Diego County, California by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes.  The arbitrator shall have power to interpret this Agreement, but shall have no power to alter or amend this Agreement.  The arbitrator may award his/her fees, the costs or arbitration, and attorney’s fees.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that the Company may pursue equitable remedies, including injunctive relief, against the breach of any such term or in aid of the exercise of any power granted in this Agreement, or any combination thereof, in any court having jurisdiction thereof, without resort to arbitration.

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19.           LEGAL COUNSEL.  Executive acknowledges that she has the right and opportunity to seek the advice of independent counsel of Executive’s own choosing with respect to Executive’s legal rights and obligations and the legal effect of this Agreement.  Executive further acknowledges that she has either sought or declined to seek the advice of legal counsel and that Executive has read the Agreement and is fully aware of the contents thereof and its meaning and legal effect.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

The Company: Westbridge Research Group, a California corporation By: /s/ William Fruehling William Fruehling, Chairman	Executive: /s/ Christine Koenemann Christine Koenemann

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Exhibit “A”

BONUS

To be determined by the Board of Directors, or a committee thereof, at its sole discretion.

Exhibit “B”

OPTIONS

None

Exhibit “C”

California Labor Code Section 2924 - Employment for Specified Term: Grounds for Termination by Employer

An employment for a specified term may be terminated at any time by the employer in case of any willful breach of duty by the employee in the course of his employment, or in the case of his habitual neglect of his duty or continued incapacity to perform it.